AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this "Merger Agreement") is made as of October 15, 2013 by and between US Nuclear Corp, f/k/a, APEX 3 Inc. a Delaware Corporation ("US Nuclear Corp"), US Nuclear Acquisition Corp., a California corporation ("USNAC") and Optron Scientific Company, Inc., a California Corporation ("Optron"). This Agreement contemplates a tax-free merger of USNAC, with and into Optron in reorganization pursuant to Section 368 (a)(1)(A) of the Internal Revenue Code, in which the shareholder of Optron will receive Common Stock in US Nuclear Corp in exchange shares of Optron, with the result that Optron becomes a subsidiary of US Nuclear Corp.

R E C I T A L S

A. US Nuclear Corp was incorporated in Delaware on February 14, 2012. Its current authorized capital stock consists of: (1) 100,000,000 shares of Common Stock, 0.0001 par value ("US Nuclear Corp, Common Stock"), of which 10,700,000 shares are issued and outstanding; and (2) 5,000,000 shares of Preferred Stock, 0.0001 par value ("US Nuclear Corp Preferred Stock"), none of which is outstanding. All issued and outstanding shares of US Nuclear Corp are owned by Robert I. Goldstein (85.5%) and Richard Chiang (14.5%). The shares owned by Robert I. Goldstein are being cancelled and reissued to him in conjunction with the merger provided for in this Agreement.

B. USNAC was incorporated in California on May 10, 2013. Its authorized capital stock consists of: (1) 100,000 shares of Common Stock, ("USNAC Common Stock"), of which 10,000 shares are issued and outstanding; with (2) no shares of Preferred Stock or any other class of stock. All issued and outstanding shares of USNAC are owned by US Nuclear Corp.

C. Optron was incorporated in California on December 24, 1971. Its authorized capital stock consists of: (1) 500,000 shares of Common Stock, par value $1.00 per share ("Optron Common Stock"), of which 98,372 shares are issued and outstanding; with (2) no shares of Preferred Stock or any other class of stock. All issued and outstanding shares of Optron are owned by Bob Goldstein.

D. The respective Boards of Directors of US Nuclear Corp, USNAC, and Optron have each determined that it is advisable and in the best interests of their respective stockholders that USNAC merge with and into Optron upon the terms and subject to the conditions set forth in this Merger Agreement for the purpose of effecting a merger between USNAC with and into Optron so that Optron becomes a wholly owned subsidiary of US Nuclear Corp.

E. By a separate Share Cancellation Agreement, the shares of US Nuclear Corp. held in the name of Robert I. Goldstein are cancelled in conjunction with the execution of this Agreement and Plan of Merger in consideration for the execution of the agreement in this Agreement and Plan of Merger to issue the same number of new shares to him at the time of the Merger after the value of Optron as a subsidiary had been acquired.

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F. The Board of Directors of each of the Constituent Corporations has approved this Merger Agreement.

G. For United States federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall be, and is hereby, adopted as a “plan of reorganization” for purposes of Section 368(a) of the Code.

H. The Parties desire in this Agreement to make certain representations, warranties, covenants, and agreements in connection with, and establish certain conditions precedent to, the Merger.

               NOW, THEREFORE, the parties do hereby agree that USNAC shall merge with and into Optron on the following terms, conditions and other provisions:

THE MERGER

1. MERGER AND EFFECTIVE TIME. At the Effective Time (as defined below), USNAC shall be merged with and into Optron (the "Merger"), and Optron shall be the surviving corporation of the Merger (the "Surviving Corporation"). The Merger shall become effective upon the close of business on the date when a duly executed copy of this Merger Agreement, along with all required officers' certificates, is filed with the Secretary of State of the State of

California (the "Effective Time").

2. EFFECT OF MERGER. At the Effective Time, the separate corporate existence of USNAC shall cease; the corporate identity, existence, powers, rights and immunities of Optron as the Surviving Corporation shall continue unimpaired by the Merger; and Optron shall succeed to and shall possess all the assets, properties, rights, privileges, powers, franchises, immunities and purposes, and be subject to all the debts, liabilities, obligations, restrictions and duties of USNAC, all without further act or deed. As a result of the merger, Optron shall become a wholly-owned subsidiary of US Nuclear Corp.

3. GOVERNING DOCUMENTS. At the Effective Time, the Articles of Incorporation of Optron in effect immediately prior to the Effective Time shall become the Articles of Incorporation of the Surviving Corporation, and the Bylaws of Optron in effect immediately prior to the Effective Time, without amendment thereto, shall become the Bylaws of the Surviving Corporation.

4. DIRECTORS AND OFFICERS. At the Effective Time, the directors and officers of Optron shall be and become the directors and officers (holding the same titles and positions) of the Surviving Corporation and after the Effective Time shall serve in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

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5. CONVERSION OF SHARES OF USNAC. Subject to the terms and conditions of this Agreement, at the Effective Time and without any further action on the part of any shareholder of USNAC:

a. All 10,000 of the issued and outstanding shares of USNAC Common Stock outstanding immediately prior to the Effective Time shall be cancelled and USNAC merged into Optron.

b. At the Effective Time, all 98,372 of the issued and outstanding shares of Optron Common Stock all of which are held by Robert I. Goldstein, will be delivered to the President of US Nuclear Corp. in exchange for a certificate for 9,150,000 shares of US Nuclear Corp.

c. The merger will result in US Nuclear Corp owning all of the issued and outstanding shares of Optron.

d. As of the Effective Time, after the exchange of shares referred to in paragraph b above, Robert I. Goldstein, who immediately prior to the Effective Time held all 98,372 shares of the outstanding shares of the Optron Common Stock shall cease to have any rights with respect thereto, except the right to receive a certificate or certificates representing 9,150,000 of shares of the US Nuclear Common Stock.

e. At the Effective Time, the stock certificate(s) representing all of the shares of outstanding stock of Optron (98,372 shares) shall be cancelled; the stock certificate of USNAC (10,000 shares) will be cancelled, a new stock certificate of Optron Common Stock in the amount of 98,372 shares will be issued to US Nuclear Corp; and a stock certificate respresenting 9,150,000 shares of US Nuclear Corp will be issued to Robert I. Goldstein.

f. USNAC will be merged into Optron and Optron becomes a wholly-owned subsidiary of US Nuclear Corp.

The merger transaction was approved by the Board of Directors and the Stockholder of Optron by a vote of all 98,372 shares in favor of the merger. The merger transaction was approved by the Board of Directors and the Stockholder of USNAC by a vote of all 10,000 shares in favor of the merger. Pursuant to California Corporations Code §1103, since shares of a parent of the merging corporation are to be issued in conjunction with the merger the merger transaction was approved by the Board of Directors of US Nuclear Corp and the Stockholders of US Nuclear Corp by a vote of all 10,700,000 shares outstanding in favor of the merger.

6. STOCK CERTIFICATES. Prior to the Effective Time, all 10,000 shares of USNAC common stock are owned by US Nuclear Corp. Prior to the Effective Time, all 98,372 shares of Optron common stock are owned by Robert I. Goldstein. The registered owner on the books and records of Optron of any such outstanding stock certificate for Optron Common Stock shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to Optron or its transfer agent, be entitled to exercise any voting and other rights with respect to, and to receive any dividend and other distributions upon, the shares of Optron Common Stock evidenced by such outstanding certificate as above provided.

7. FURTHER ASSURANCES. From time to time, as and when required by the Surviving Corporation or by its successors or assigns, there shall be executed and delivered on behalf of USNAC such deeds, assignments and other instruments, and there shall be taken or caused to be taken by it all such further action as shall be appropriate, advisable or necessary in order to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of USNAC, and otherwise to carry out the purposes of this Merger Agreement. The officers and directors of the Surviving Corporation are fully authorized in the name of and on behalf of USNAC, or otherwise, to take any and all such actions and to execute and deliver any and all such deeds and other instruments as may be necessary or appropriate to accomplish the foregoing.

8. CONDITION. The consummation of the Merger is subject to the approval of this Merger Agreement and the Merger contemplated hereby by US Nuclear Corp, the sole stockholder of USNAC, Robert I. Goldstein, the sole shareholder of Optron and by the stockholders of US Nuclear Corp prior to or at the Effective Time.

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9. ABANDONMENT. At any time before the Effective Time, this Merger Agreement may be terminated and the Merger abandoned by the Board of Directors of USNAC, the Board of Directors of Optron or the Board of Directors of US Nuclear Corp, notwithstanding approval of this Merger Agreement by the Boards of Directors and shareholders of USNAC, Optron and US Nuclear Corp

10. AMENDMENT. At any time before the Effective Time, this Merger Agreement may be amended, modified or supplemented by the Boards of Directors of the Constituent Corporations, notwithstanding approval of this Merger Agreement by the shareholders of USNAC, Optron and US Nuclear Corp, provided, however, that any amendment made subsequent to the adoption of this Agreement by the stockholder of USNAC, Robert I. Goldstein, the sole shareholder of Optron or the stockholders of US Nuclear Corp shall not: (i) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or upon conversion of any shares of any class or series of Optron; (ii) alter or change any of the terms of the Articles of Incorporation of the Surviving Corporation to be effected by the Merger; or (iii) alter or change any of the terms or conditions of this Merger Agreement if such alteration or change would adversely affect the holders of any shares of any class or series of USNAC, Optron or US Nuclear Corp

11. TAX-FREE REORGANIZATION. The Merger is intended to be a tax-free plan of reorganization within the meaning of Section 368(a)(1)(F) of the Code.

12. DISSENTERS' RIGHTS. Holders of Dissenting Shares who have complied with all the requirements for perfecting the rights of dissenting shareholders as set forth in the California General Corporation Law shall be entitled to their rights under such law.

13. GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of Delaware.

14. COUNTERPARTS. In order to facilitate the filing and recording of this Merger Agreement, it may be executed in any number of counterparts, each of which shall be deemed to be an original.

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IN WITNESS WHEREOF, this Merger Agreement is hereby executed on behalf of each of the Constituent Corporations and attested by their respective officers hereunto duly authorized.

OPTRON SCIENTIFIC COMPANY, INC a California corporation	US Nuclear Corp , f/k/a, APEX 3 Inc. a Delaware corporation
By: /s/ Robert I. Goldstein Robert I. Goldstein President and Chief Executive Officer	By: /s/ Robert I. Goldstein Robert I. Goldstein President and Chief Executive Officer

By: /s/ Darian B. Andersen Darian B. Andersen Corporate Secretary	By: /s/ Darian B. Andersen Darian B. Andersen Corporate Secretary

 US Nuclear Acquisition Corp.

a California corporation

By: /s/ Robert I. Goldstein
Robert I. Goldstein
President and Chief Executive Officer

By: /s/ Darian B. Andersen

Darian B. Andersen

Corporate Secretary

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